CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.6 to Registration Statement No. 333-207814 on Form N-1A of our report dated January 28, 2016, relating to the financial statements and financial highlights of Janus Velocity Tail Risk Hedged Large Cap ETF and Janus Velocity Volatility Hedged Large Cap ETF, each a series of Janus Detroit Street Trust (the predecessors of which were each a series of ALPS ETF Trust (the “Trust”)), appearing in the Annual Report on Form N-CSR of the Trust for the year ended November 30, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statements of Additional Information, which are incorporated by reference and a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

July 15, 2016